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                                                                       EXHIBIT 2


      THIS AMENDED, RESTATED AND CONSOLIDATED CONVERTIBLE NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS, AND ARE SUBJECT TO A SUBSCRIPTION AND INVESTMENT REPRESENTATION AGREEMENT. THEY MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO BIG BUCK BREWERY & STEAKHOUSE, INC. THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.


               AMENDED, RESTATED AND CONSOLIDATED CONVERTIBLE NOTE


$1,623,885.26                                                 Detroit, Michigan
Maturity Date:  October 1, 2000                 Date of Note:  February 4, 2000

INDEBTEDNESS

         FOR VALUE RECEIVED, the undersigned, BIG BUCK BREWERY & STEAKHOUSE, INC., a Michigan corporation, f/k/a Michigan Brewery, Inc. ("Borrower"), promises to pay to the order of WAYNE COUNTY EMPLOYEES' RETIREMENT SYSTEM, a body politic of the State of Michigan or any successors and assigns ("Holder"), at its offices at 400 Monroe Street, Suite 320, Detroit, Michigan 48226, or at such other place as the Holder hereof may designate in writing from time to time, the principal sum of One Million, Six Hundred Twenty Three Thousand, Eight Hundred Eighty Five and 26/100 Dollars ($1,623,885.26) Dollars, together with interest as hereinafter provided, in lawful money of the United States, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in the manner hereinafter provided.

AMENDMENT, RESTATEMENT AND CONSOLIDATION OF NOTES

         This Amended, Restated and Consolidated Convertible Note ("Note") amends and restates and consolidates and makes one note the following
(i) Installment Business Loan Note dated July 28, 1995 in the original principal amount of One Million Eight Hundred Seventy-Five Thousand ($1,875,000) Dollars given by Borrower in favor of Bank One, Michigan, formerly known as NBD Bank ("Bank One"), (ii) Installment Business Loan Note dated July 28, 1995 in the original principal amount of Eight Hundred Thousand ($800,000) Dollars given by Borrower in favor of Bank One; and (iii) Master Demand Business Loan Note (Replacement) dated July 28, 1995 in the original principal amount of Three Hundred Twenty-Five Thousand ($325,000) Dollars given by Borrower in favor of Bank One (Collectively, the "Bank One Notes"), which Bank One Notes were endorsed to Holder and the Bank One Notes are hereby amended and restated in their entirety and consolidated by this Note.

RATE OF INTEREST

         So long as there is no Event of Default or default hereunder or under the Security Instruments (as defined below), the principal balance of this Note shall bear interest at the



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rate of ten percent (10%) simple interest per annum ("Contract Rate") during the term of this Note.

         If Borrower does not make timely payments as provided in the Note, a late payment fee in the amount equal to three (3%) percent of the past due amount shall be payable in connection with any amount due under this Note that is not received by Holder within ten (10) days of when due. In the Event of Default or default hereunder or under the Security Instruments, as hereinafter defined, Holder shall have the right and option to charge interest on the then outstanding principal balance of this Note at a default of 4% in excess of the Contract Rate.

LIMITATIONS ON INTEREST RATE

         It is the intention of Borrower and Holder that the rates of interest from time to time applicable hereunder, including all sums and charges that may properly be deemed to constitute interest, shall not exceed the maximum lawful rate of interest applicable to each such rate. To that end, it is agreed that any rate of interest applicable hereunder shall not at any time exceed the rates or amount of interest then permitted to be charged by stipulation in writing between Borrower and Holder hereunder (the "Interest Rate Limitation").

         In the event that any rate of interest otherwise applicable hereunder (including any sums paid independent of this Note and properly determined under applicable law to be interest) shall exceed the Interest Rate Limitation, the interest rate applicable to this Note shall automatically be reduced to the applicable maximum interest rate which does not exceed the applicable Interest Rate Limitation, and sums paid as interest which would cause any effective rate of interest hereunder to exceed the applicable Interest Rate Limitation shall be applied to reduce the principal balance of this Note.

MANNER OF PAYMENT

      The principal and interest due under this Note shall be amortized on a basis of a 25 year amortization schedule with a lump sum of balloon payment required on the Maturity Date (as defined below). Borrower shall make an interest only payment on March 1, 2000. Thereafter, Borrower shall make payments of principal and interest in the amount of $14,756.26 commencing on the first day of April, 2000 and continuing on the first day of each and every month thereafter until October 1, 2000 (the "Maturity Date"). Payments hereunder shall be applied in the following order of priority: late charges, costs, expenses, accrued interest and thereafter to the reduction of principal. This Note will not be self amortizing and instead of a substantial lump sum balloon installment of principal and interest will be due on the Maturity Date.

      All interest shall be payable in arrears. Interest hereon shall be calculated on the basis of a 360-day year applied to the actual number of days elapsed. All payments of interest and principal shall be payable in lawful currency of the United States of America ("Currency"), unless and to the extent Holder exercises Holder's option hereunder to convert all or part of the unpaid principal balance of this Note into shares of common stock, par value $0.01 per share (the "Shares"), of the Borrower.





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CONVERTIBLE NOTE

      At any time prior to payment in full of this Promissory Note, Holder shall have the option to convert all or part of the unpaid principal balance of this
Note into that number of Shares of the Borrower (the "Option") equal to (i) all or such part of the unpaid principal balance of the Note being converted divided by (ii) $2.42, which is the average of the closing sale price of one Share as quoted by The NASDAQ Stock Market for the five trading days immediately prior to the Borrower's execution of this Promissory Note (the "Conversion Price"), subject to the antidilution adjustments presented in the following paragraph, any fractional Shares to be paid in Currency. To exercise the Option, Holder shall surrender this Note to the Borrower, accompanied by written notice of Holder's intention to exercise the Option, which notice shall set forth the principal amount of this Note and such portion of the unpaid principal balance of the Note, if not the entire unpaid principal balance, to be converted into Shares (the "Notice of Conversion"). Within ten (10) business days after Borrower's receipt of the Notice of Conversion and Holder's surrender of this Note, Borrower shall deliver or cause to be delivered to the Holder, the Shares in the name of the Holder and a duly executed, new note in the principal amount of the balance thereof, if any.

      If the Borrower shall at any time hereafter subdivide or combine its outstanding Shares, or declare a dividend payable in its Shares, the Conversion Price in effect immediately prior to the subdivision, combination, or record date for such dividend payable in Shares shall forthwith be proportionately increased, in the case of combination, or proportionately decreased, in the case of subdivision or declaration of a dividend payable in Shares, and the number of Shares into which the unpaid principal balance of this Note may be converted upon exercise of the Option immediately preceding such event, shall be changed to the number determined by dividing the then current Conversion Price by the Conversion Price as adjusted after such subdivision, combination, or dividend payable in Shares and multiplying the result of such division against the number of Shares to be acquired upon the exercise of the Option immediately preceding such event, so as to achieve an Conversion Price and number of Shares purchasable after such event proportional to such Conversion Price and number of Shares purchasable immediately preceding such event. All calculations hereunder shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. In case of any capital reorganization or any reclassification of the Shares, or in the case of any consolidation with or merger of the Borrower into or with another corporation, or the sale of all or substantially all of its assets to another corporation, which is effected in such a manner that the Holders of Shares shall be entitled to receive stock, securities, or assets with respect to or in exchange for Shares, then, as a part of such reorganization, reclassification, consolidation, merger, or sale, as the case may be, lawful provision shall be made so that the Holder of this Note shall have the right thereafter to receive, upon the exercise hereof, the kind and amount of shares of stock or other securities or property which the Holder would have been entitled to receive if, immediately prior to such reorganization, reclassification, consolidation, merger, or sale, the Holder had held the number of Shares into which the unpaid principal balance of this Note could have been converted upon exercise of the Option. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Borrower) shall be made in the





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application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder of this Note, to the end that the provisions set forth herein (including provisions with respect to adjustments of the exercise price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Option.

      In the event the Borrower shall at any time or from time to time, issue Shares, options, warrants or rights to subscribe for Shares, or issue any securities convertible into or exchangeable for Shares, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of Shares that would be issued if all such Shares, options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

         a. the numerator of which shall be (X) the number of shares of Borrower's Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding authorized but unissued shares held by the Corporation but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (Y) the number of shares of Borrower's Common Stock which the total amount of consideration received by the Borrower for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Borrower upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

         b. the denominator of which shall be (X) the number of shares of Borrower's Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding authorized but unissued shares held by the Borrower but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Convertible Preferred Stock, options, warrants, rights or convertible securities), plus (Y) the aggregate number of shares of Borrower's Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

      When delivered, all Shares shall be duly authorized, validly issued, fully paid, and nonassessable. Borrower shall take any and all action necessary to maintain the required authority to issue the Shares to Holder in the event Holder converts, or is required to convert, the unpaid principal balance of this
Note into Shares.

PREPAYMENT

         Prepayment of the principal of this Note is permitted, in whole or in part, without premium or penalty of any kind; provided Borrower provides Holder with forty-five (45) business days' prior written notice of its intention to prepay the principal of this Promissory






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Note, in whole or in part, during which time Holder may exercise the Option by delivering to the Borrower Holder's Notice of Conversion within forty-five (45) days following Holder's receipt of such notice from the Borrower. All partial prepayments of principal shall reduce the principal balance hereunder in reverse order of maturity.

SECURITY

         This Note is secured by a Mortgage dated April 25, 1995 which is a Future Advance Mortgage, as amended by that certain Amendment to Mortgage dated July 28, 1995, and as further amended by that certain Second Amendment to Mortgage of even date herewith (as amended, "Mortgage"), made by Borrower to NBD Bank, a Michigan banking corporation, now known as Bank One, Michigan, and as assigned to Holder, which Mortgage encumbers certain real property located in the City of Gaylord, Otsego County, Michigan ("Project"), together with improvements, personal property, collateral and rights with respect thereto, as more particularly described therein, as well as a separate Assignment of Real Estate Leases and Rentals with respect thereto, a mortgage dated of even date herewith given by Borrower to Holder encumbering Borrower's leasehold interest in certain real property located in the City of Auburn Hills, Oakland County, Michigan ("Leasehold Mortgage") a Subscription and Investment Representation Agreement, a Continuing Security Agreement, a Security Agreement, Pledge Agreements, UCC Financing Statements, Guarantees and other loan and security documents delivered in connection therewith (hereinafter, all such loan and security documents and agreements are sometimes collectively referred to as the "Security Instruments"). Any Event of Default or default in any of the conditions, covenants, obligations or agreements contained in any of the Security Instruments or any other instrument securing and/or evidencing the indebtedness of Borrower to Holder shall constitute an event default under this Note and under that certain 10% Convertible Subordinated Promissory Note due February 4, 2003 in the principal amount of $5,876,114.74 given by Borrower in favor of Holder ("Subordinated Note") and shall entitle the Holder hereof to accelerate the entire indebtedness and amounts due hereunder, under the Subordinated Note and under the Security Instruments and to take such other action as may be provided for in the Security Instruments, at law or in equity. Any Event of Default or default under this Note or the Subordinated Note shall be an Event of Default or default under each of the Security Instruments.

DEFAULT

         The unpaid principal balance, all accrued and unpaid interest due under this Note and all other amounts due hereunder or under the Security Instruments shall become immediately due and payable at the option of Holder upon the occurrence of any of the following (collectively, "Events of Default"):

         a. the Borrower shall fail to pay any principal of or interest on this Promissory Note when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment; provided however, such failure shall not constitute a default if the required payment is made within five days after the date it first became due and payable and such failure has not occurred more than two times in the preceding 12 months; or





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         b.    any Event of Default shall occur in the Subscription and
         Investment Representation Agreement for 10% Convertible Secured Promissory Note Due January 2003 between Borrower and Holder of even date herewith after the passage of any notice and cure period set forth therein;

         c. the Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of its assets, or shall commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower and the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or shall fail to contest the same in a timely manner;

         d. an involuntary petition shall be filed or an involuntary proceeding shall be commenced seeking liquidation, reorganization or other relief in respect of the Borrower or of its debts or any substantial part of its assets, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

then, and in any such event, so long as the same may be continuing, (A) if such event is an Event of Default specified in Section (c) or (d) above with respect to the Borrower, automatically all amounts owing with respect to the Agreement, this Note, the Subordinated Note and the other documents executed in connection herewith shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) if such event is any other Event of Default the Holder shall by notice in writing to the Borrower, declare all amounts owing with respect to the Agreement, this Note, the Subordinated Note and the other Security Instruments to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

Borrower shall pay all costs and reasonable attorneys' fees incurred in collecting or enforcing this Note, the Subordinated Note or the other Security Instruments, whether suit be brought or not. Any failure of Holder to exercise such option to accelerate shall not constitute a waiver of the right to exercise such option to accelerate at any future time. Any failure of Holder to exercise such option to accelerate shall not constitute a waiver of the right to exercise such option to accelerate at any future time.

         Acceptance by Holder of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default or default. At any time thereafter





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and until the entire amount then due has been paid, Holder shall be entitled to exercise all rights conferred upon it in this Note, upon the occurrence of an Event of Default.

         Borrower and every person and entity at any time liable for the payment of the evidenced debt expressly authorize Holder to immediately apply to the payment of this Note any sum of money or other property belonging to Borrower or any such person or entity, deposited or otherwise in the hands of Holder; provided, however, that neither this authority, nor the fact that it may not be exercised, shall alter or modify in any manner the obligation herein incurred.

WAIVER

         Borrower, for itself and its legal representatives, successors and assigns, and every person and entity at any time liable for the indebtedness hereunder, or any part thereof, expressly waives presentment, demand, protest, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, marshalling rights, subrogation rights, and any exemption under the homestead exemption laws, if any, or any other exemption or insolvency laws. Borrower consents that Holder may release, exchange or substitute any real estate and/or personal property or other collateral security now held, or which may hereafter be held as security for the payment of this Note, and may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced hereby.

GOVERNING LAW, SUCCESSORS AND ASSIGNS AND MISCELLANEOUS

         This Note is delivered and accepted in the State of Michigan and shall be governed and construed in accordance with its laws. If any provision of this
Note is in conflict with any statute or applicable rule of law, or is otherwise unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Note. Time shall be of the essence under this Note. This Note may not be amended except by a writing signed by Borrower and Holder. This Note shall, in accordance with its terms, be binding upon Borrower, its officers and their respective personal representatives, heirs and successors and assigns (which shall include, without limitation, all subsequent owners of any interest in any of the collateral and security provided by the Mortgage, the Leasehold Mortgage and other Security Instruments) and shall inure to the benefit of Holder and its successors and assigns. The paragraph captions provided in this Note are for convenience only and shall not affect the meaning, interpretation or construction of the provisions hereof.





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         IN WITNESS WHEREOF, Borrower has caused this Note to be executed on the day and year first written above.


                             BIG BUCK BREWERY & STEAKHOUSE,
                             INC., a Michigan corporation,
                             f/k/a Michigan Brewery, Inc.



                             By:  /s/ William F. Rolinski
                                ----------------------------------

                                  Its: President and Chief Executive Officer
                                      --------------------------------------





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